Exhibit 10.5.4

Date

Employee Name
Address

Dear          :

I am very pleased to announce that, effective          , 20   (“Grant Date”), the Board of Directors of Universal Technical Institute, Inc. (“Company”) hereby grants you (the “Grantee”) an award of performance shares, subject to your acceptance of and agreement to all of the applicable terms, conditions and restrictions described in this Award Agreement (the “Agreement”) and the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan (“Plan”). To the extent that any provision of this Agreement conflicts with the terms of the Plan, the Plan shall govern and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Any capitalized term not defined in this Agreement is defined in the Plan.

RECITALS

A. The Company adopted the Plan to provide incentives to attract and retain those individuals whose services are considered valuable by providing them an opportunity to own stock in the Company.

B. The Company believes that entering into this Agreement with Grantee is consistent with those purposes.

NOW, THEREFORE, the Company and Grantee agree as follows:

AGREEMENT

1. PERFORMANCE SHARES.  Subject to the terms of this Agreement and the Plan, the Company grants to Grantee a target award of           Performance Shares (each a “Performance Share”) for a total grant value of $      (“Grant Value”). Each Performance Share represents the right to receive one share of the Company’s common stock (“Stock”); provided however, based on the performance objectives, metrics and methodologies set forth in Section 4 and any adjustments pursuant to Section 7, 8 or 12, the number of shares of Stock that may be deliverable to Grantee pursuant to this award may range from     % to     % of the number of performance shares granted under the terms of this Agreement (such stated number of performance shares hereafter referred to as the “Target Performance Shares”). The Grantee’s right to receive any performance shares pursuant to this award is contingent upon (i) the achievement of the performance objectives as outlined in Section 4 herein and (ii) except as provided in Section 7, the Grantee’s continued employment or service with the Company through the Settlement Date.

The number and fair value of target performance shares are determined on the date of grant. The performance share fair values of each measurement period are as follows:

Table 1:

Performance Share Fair Value	Measurement Period

2. NO SHAREHOLDER RIGHTS.  The performance shares granted pursuant to this award do not and shall not entitle Participant to any rights of a shareholder of Stock. You shall have no voting rights nor have rights to any dividends or dividend equivalents declared with respect to the performance shares. The rights of Participant with respect to the performance shares shall remain forfeitable at all times prior to the date on which any earned performance shares are converted into Stock in accordance with Section 10.

3. NONTRANSFERABILITY.  No performance shares granted under this award may be sold, transferred, pledged, assigned, encumbered or otherwise alienated, hypothecated or disposed of, other than by will or by the laws of descent and distribution. Any attempted sale, transfer, pledge, assignment, exchange, alienation hypothecation or disposition of any performance shares in violation of this Agreement will be invalid. In the event of Grantee’s death, any Stock distributable in settlement of earned performance shares will be delivered, at the time specified in Section 10, to Grantee’s beneficiary in accordance with, and subject to, the terms and conditions hereof and of the Plan.

4. PERFORMANCE OBJECTIVES.

A. Performance Period.  The Performance Period shall consist of          separate measurement periods of   months, with each measurement period commencing on          , 20  .

B. Performance Objective.  The performance objective with respect to the Target Performance Shares is based on total shareholder return (“TSR”). TSR is the annualized rate of return shareholders receive through stock price changes and the assumed reinvestment of dividends (if applicable) paid over the measurement period. For purposes of determining the TSR, the change in the price of common stock shall be based upon the average of the closing price on each trading day in the 30-day period preceding each of the beginning and end of the measurement period.

C. Performance Index.  The number of performance shares earned by the Grantee over the measurement period will be based on the Company’s relative ranking with regard to TSR, as set forth in Table 1 below, as compared to the TSR for companies that comprise the          on the last day of the applicable measurement period.

Table 2:

TSR Index
Percentile Rank
Performance Shares Payout Percentage

However, if there is a significant change in the Company’s business or business strategy (for example, by a merger, acquisition or divestiture), as the Committee determines in its sole discretion, the Committee may adjust the Target Performance Shares Payout Percentage as it considers appropriate in light of the change.

D. Earned Performance Shares.  Following the end of each measurement period the Compensation Committee of the Board (the “Committee”) will calculate the Grantee’s earned performance shares for the applicable measurement period by multiplying a percentage of the awarded Target Performance Shares, as set forth in Table 3 below, by the performance shares Payout Percentage, as set forth in Table 2 above, subject to any adjustments provided under the Plan or the terms of this Agreement. However, the performance shares do not vest until the Settlement Date.

Table 3:

% of Grant Value	Measurement Period

The final determination of actual number of performance shares to which the Grantee is entitled will be made by the Committee in its sole discretion.

PERFORMANCE-BASED COMPENSATION.  Compensation attributable to this Award is intended to constitute qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder. This Award Agreement shall be construed and administered by the Committee in a manner consistent with this intent. Notwithstanding this Section or any other provision of this Award Agreement or the Plan, to the extent required to ensure that compensation attributable to this Award Agreement constitutes qualified performance-based compensation under Section 162(m) of the Code the Target Performance Shares, Performance Shares Payout Percentage, the methods for determining TSR, and the Company’s policies on performance shares as they apply to Grantee shall not be revised in a manner that would result in an increase in the actual performance shares the Grantee is entitled to receive under this Award Agreement, except for an adjustment under Section 14 of the Plan as and to the extent permitted under Section 162(m) of the Code; and

(b) Payment of compensation attributable to this Award Agreement shall be subject to the written certification by the Committee of the satisfaction of the performance objectives and other material terms in accordance with the requirements of Section 162(m) of the Code.

5. VESTING.  Except as provided in Sections 6 and 7, the Grantee must remain in the continuous employ of or service to the Company throughout the entire period commencing on the Grant Date and ending on the date of settlement of any earned performance shares in order to receive the Stock with respect to such earned performance shares. The Grantee’s continuous employment of or service to the Company will not be deemed to have been interrupted by reason of a transfer of the Grantee’s employment between the Company and a subsidiary or an approved leave of absence.

6. DEATH OR DISABILITY.  If prior to end of a measurement period, the Grantee dies or becomes permanently disabled while in the employ of or service to the Company, the number of shares of Stock to be issued will equal the number of performance shares that would have become earned performance shares in accordance with the provisions of Section 4 assuming that (a) each measurement period ended on the date of the Death or Disability and (b) the determination of whether, and to what extent, the performance objective is achieved, is based on actual performance against the stated criteria through the Death or Disability date. Payment of any earned performance shares shall be made as soon as administratively practicable on the Settlement Date following the end of the applicable measurement period (date of Disability or Death), but in no event later than 2 1/2 months after the end of the year in which the measurement period ends.

7. CHANGE IN CONTROL.  In the event of a Change in Control, the number of shares of stock to be issued will equal the number of performance shares that would have become earned performance shares in accordance with the provisions of Section 4 assuming that (a) each measurement period ended on the date of the Change in Control and (b) the determination of whether, and to what extent, the performance objective is achieved, is based on actual performance against the stated criteria through the Change in Control date. Shares will convert to time based and vest either in accordance with the original schedule or in the event of termination without Cause or for Good Reason within one year of the change in control

8. FORFEITURE OF PERFORMANCE SHARES.  If the Grantee’s employment with, or service to, the Company is terminated for any reason other than death or disability, prior to the settlement date, all outstanding performance shares that are unvested as provided in Section 10, shall immediately be forfeited.

9. SETTLEMENT OF VESTED PERFORMANCE SHARES.  Awarded Target Performance Shares and earned Performance Shares shall be in bookkeeping entry form recorded in Grantee’s name. Any fractional Performance shares earned shall be rounded up to the nearest whole share of Stock. Payment of any earned performance shares shall be made as soon as administratively practicable on the Settlement Date following the end of the applicable measurement period, but in no event later than 2 1/2 months after the end of the year in which the measurement period ends. Earned performance shares will be settled solely in transferable shares of Stock.

10. FEDERAL AND STATE TAXES.  The Company may require Grantee to pay the amount the Company deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that Grantee may incur as a result of this Award. Grantee agrees that, at the option of the Company, the Company may withhold from the shares of Stock to be issued to Grantee, the number of shares necessary to satisfy the Company’s obligations to withhold taxes, that determination to be based on the Stock’s fair market value at the time as of which such determination is made. If the number of shares issuable to Grantee following satisfaction of the tax obligation (as described in the foregoing sentence) includes any fractional shares, Grantee agrees that the Company may issue to a cash payment in lieu of such fractional share.

11. ADJUSTMENT OF SHARES.  In the event of a change in the Company’s capital structure, Article 14 of the Plan shall govern any adjustment to the number of performance shares awarded to Grantee pursuant to this Agreement.

12. AMENDMENT OF AGREEMENT.  This Agreement may only be amended with the written approval of Grantee and the Company.

13. GOVERNING LAW.  This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Delaware, without regard to conflicts-of-laws principles that would require the application of any other law.

14. SEVERABILITY.  If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

15. ELECTRONIC DELIVERY.  The Company may, in its sole discretion, decide to deliver any documents related to grants awarded under the Plan or future grants that may be awarded under the Plan by electronic means or request Awardees consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16. ENTIRE AGREEMENT.  This Agreement constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither party hereto shall be bound by nor liable for any statement, representation, promise, inducement, commitment or understanding of any kind whatsoever not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and you have signed this Agreement, in each case as of the day and year first written above. By your acknowledgement below, you accept and agree to abide by the terms of this Agreement and you further agree to be bound by and to comply with all terms and conditions of the Plan. By your signature below, you acknowledge that you have received a copy of the Plan, and understand that you may receive a copy of the Plan as amended and in effect at any time by requesting a copy from the Company’s Secretary. Please acknowledge that you received this agreement by signing a copy and returning it to the Company’s People Services Department by          , 20  .

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:
Kim McWaters, President and CEO

I,          , hereby acknowledge receipt of the foregoing award as of          .

Signature: